Exhibit 10.17

FIRST AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT

                           THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT ("First Amendment") is made and entered into as of the 30th day of July, 2001, by and among MTR GAMING GROUP, INC., a Delaware corporation ("MTRI"), MOUNTAINEER PARK, INC., a West Virginia corporation ("MPI"), SPEAKEASY GAMING OF LAS VEGAS, INC., a Nevada corporation ("SGLVI"), SPEAKEASY GAMING OF RENO, INC., a Nevada corporation ("SGRI") and PRESQUE ISLE DOWNS, INC., a Pennsylvania corporation ("PIDI" and together with MTRI, MPI, SGLVI and SGRI, collectively referred to as the "Borrowers"), WELLS FARGO BANK, National Association, PNC BANK, N.A., BANK OF SCOTLAND and NATIONAL CITY BANK OF PENNSYLVANIA (each individually a "Lender" and collectively the "Lenders"), WELLS FARGO BANK, National Association, as the swingline lender (herein in such capacity, together with its successors and assigns, the "Swingline Lender") and WELLS FARGO BANK, National Association, as administrative and collateral agent for the Lenders and Swingline Lender (herein, in such capacity, called the "Agent Bank" and, together with the Lenders and Swingline Lender collectively referred to as the "Banks").

R_E_C_I_T_A_L_S:

                           WHEREAS:

                           A.         MTRI, MPI, SGLVI and SGRI, as borrowers, and Banks entered into an Amended and Restated Credit Agreement dated as of August 15, 2000 (the "Existing Credit Agreement") for the purpose of establishing a revolving line of credit in the initial principal amount of Sixty Million Dollars ($60,000,000.00), including a subfacility for the funding of swingline advances up to the maximum aggregate amount of Five Million Dollars ($5,000,000.00) at any time outstanding.

                           B.          PIDI is a newly formed wholly owned subsidiary of MTRI organized and existing under the laws of the Commonwealth of Pennsylvania intended by MTRI to be added as a member of the Borrower Consolidation.

                           C.          For the purpose of this First Amendment, all capitalized words and terms not otherwise defined herein shall have the respective meanings and be construed herein as provided in Section 1.01 of the Existing Credit Agreement and any reference to a provision of the Existing Credit Agreement shall be deemed to incorporate that provision as a part hereof, in the same manner and with the same effect as if the same were fully set forth herein.

                           D.         Under the terms of Section 6.06(b) of the Existing Credit Agreement, Expansion Capital Expenditures are limited to an aggregate amount of Fifty-One Million Dollars ($51,000,000.00).  A recent Borrower prepared analysis of the ongoing and planned Expansion Capital Expenditures to be made by the Borrower Consolidation has demonstrated that the projected aggregate of Expansion Capital Expenditures planned by the Borrower Consolidation is approximately One Hundred Four Million Dollars ($104,000,000.00), all as more particularly described on the Capital Expenditure Budget Variance Analysis as of First Amendment Effective Date ("Cap Ex Variance Analysis"), a copy of which is marked "Exhibit S," affixed hereto and by this reference incorporated herein and made a part hereof.

                           E.          As a consequence of the projected increase in projected Expansion Capital Expenditures, Borrowers have requested that the aggregate amount of Expansion Capital Expenditures permitted under Section 6.06(b) be increased from Fifty-One Million Dollars ($51,000,000.00) to an aggregate of One Hundred Five Million Dollars ($105,000,000.00).  Borrowers have further requested other amendments and modifications to the Existing Credit Agreement, including, without limitation, increases to the Aggregate Commitment, as summarized below:

             (i)          Increasing the Aggregate Commitment from Sixty Million Dollars ($60,000,000.00) to Sixty-Seven Million Five Hundred Thousand Dollars ($67,500,000.00), an increase of Seven Million Five Hundred Thousand Dollars ($7,500,000.00) (the "First Commitment Increase"); and, subject to the occurrence of the Second Increase Effective Date, further increasing the Aggregate Commitment from Sixty-Seven Million Five Hundred Thousand Dollars ($67,500,000.00) to Seventy-Five Million Dollars ($75,000,000.00), an increase of an additional Seven Million Five Hundred Thousand Dollars ($7,500,000.00) (the "Second Commitment Increase");

             (ii)         Providing Borrowers with the option to further increase the Aggregate Commitment by up to an additional Ten Million Dollars ($10,000,000.00) (the "Greenshoe Increase") to a total of Eighty-Five Million Dollars ($85,000,000.00), subject to additional funding commitments and other conditions as hereinafter provided;

             (iii)        Reducing the Aggregate Commitment by the amount of the Scheduled Reductions at the end of each Fiscal Quarter commencing with the Fiscal Quarter ending March 31, 2003, and continuing until the Maturity Date;

             (iv)       For each of the Fiscal Years ending December 31, 2001 and December 31, 2002, reducing the Minimum Maintenance Cap Ex Requirement from two percent (2%) to one percent (1%);

             (v)        Increasing the maximum cumulative amount permitted for Share Repurchases from Three Million Dollars ($3,000,000.00) to Ten Million Dollars ($10,000,000.00);

             (vi)       Removing the prohibition on New Venture Investments prior to August 15, 2001;

             (vii)      Extending the permitted term for outstanding Insider Cash Loans from one (1) to two (2) years; and

             (viii)     Adding PIDI as a Borrower and member of the Borrower Consolidation.

                           F.          Subject to the terms, provisions and conditions hereinafter set forth, Lenders have agreed to the amendments, revisions and modifications set forth in this First Amendment.  Furthermore, the Lenders set forth below (collectively the "Increasing Lenders") have agreed, subject to the terms, conditions, additional modifications and provisions set forth in this First Amendment, to fund their respective portions of the First Commitment Increase and, subject to the occurrence of the Second Increase Effective Date, to fund their respective portions of the Second Commitment Increase by increasing their respective Pro Rata Shares of the Aggregate Commitment, in each instance by the amounts set forth below:

NAME OF INCREASING LENDER	PROPORTIONATE SHARES OF FIRST COMMITMENT INCREASE	PROPORTIONATE SHARES OF SECOND COMMITMENT INCREASE
Wells Fargo Bank, National Association	$2,500,000.00	$2,500,000.00
PNC Bank, N.A.	$2,500,000.00	$2,500,000.00
National City Bank of Pennsylvania	$2,500,000.00	$2,500,000.00
Total Increase To Aggregate Commitment	$7,500,000.00	$7,500,000.00

                           NOW, THEREFORE, in consideration of the foregoing and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to the amendments and modifications to the Existing Credit Agreement as specifically hereinafter provided as follows:

                           1.          Definitions.  As of the First Amendment Effective Date, Section 1.01 of the Existing Credit Agreement entitled "Definitions" shall be and is hereby amended to include the following definitions.  Those terms which are currently defined by Section 1.01 of the Existing Credit Agreement and which are also defined below shall be superseded and restated by the applicable definition set forth below:

                           "Acquisition" means any transaction, or any series of related transactions, consummated after the Closing Date, by which any Borrower directly or indirectly acquires any New Venture or any ongoing business or all or substantially all of the assets of any firm, partnership, joint venture, limited liability company, corporation or division thereof, whether through purchase of assets, merger or otherwise.

                           "Aggregate Commitment" shall mean reference to the aggregate amount committed by Lenders for advance to or on behalf of the Borrower Consolidation as Borrowings under the Credit Facility up to the maximum principal amount of (i) Sixty-Seven Million Five Hundred Thousand Dollars ($67,500,000.00) as of the First Amendment Effective Date, or (ii) Seventy-Five Million Dollars ($75,000,000.00), subject to the occurrence of the Second Increase Effective Date, or (iii) Eighty-Five Million Dollars ($85,000,000.00) subject to the conditions set forth in Section 2.01(d), in each case subject to (iv) the Scheduled Reductions as of each Reduction Date, (v) Voluntary Reductions as provided in Section 2.01(c), and (vii) each of the other reductions and/or limitations for advance as set forth in the definition of Maximum Permitted Balance.

                           "Assumption and Consent Agreement" shall mean the document evidencing an increase of the Aggregate Commitment and assumption of such increase by a Lender or Eligible Assignee in the form of the Assumption and Consent Agreement marked "Exhibit R", affixed hereto and by this reference incorporated herein and made a part hereof.

                           "Borrower Consolidation" shall mean reference to Borrowers, including PIDI as of the First Amendment Effective Date, and thereafter each Subsidiary created in accordance and compliance with Section 6.16, all on a consolidated basis.

                           "Borrowers" shall mean collective reference to MTRI, MPI, SGLVI, SGRI and PIDI.

                           "Cap Ex Variance Analysis" shall have the meaning ascribed to such term in Recital Paragraph D of the First Amendment.

                           "Commitment Increase Fee" shall have the meaning set forth in Paragraph 10(g) of the First Amendment.

                           "Commitment Increases" shall mean collective reference to the First Commitment Increase and Second Commitment Increase.

                           "Credit Agreement" shall mean the Existing Credit Agreement as amended by the First Amendment, together with all Schedules, Exhibits and other attachments thereto, as it may be further amended, modified, extended, renewed or restated from time to time.

                           "Existing Credit Agreement" shall have the meaning set forth in Recital Paragraph A of the First Amendment.

                           "Expanded Share Repurchase Period" shall have the meaning ascribed to such term in Section 6.08(i).

                           "Expansion Cap Ex Project" shall mean individual reference to and "Expansion Cap Ex Projects" shall mean collective reference to each of the expansion capital expenditure projects shown on the Cap Ex Variance Analysis, as supplemented and/or revised from time to time, and on each Capital Expenditure budget delivered by Borrowers to Lenders from time to time during the term of the Credit Facility.

                           "Expansion Cap Ex Review" shall mean the review to be made following the First Amendment Effective Date and at or about the sixth (6th) month anniversary of the First Amendment Effective Date, in each instance by the Lenders' Consultant, at Borrowers' expense, of the Cap Ex Variance Analysis and Expansion Cap Ex Projects being undertaken or proposed by the Borrower Consolidation, including, without limitation:

                                        a.          an examination of each set of plans and specifications and determination of acceptability of documentation relating to each Expansion Cap Ex Project;

                                        b.          site inspections of each Expansion Cap Ex Project to verify:

                          (i)          the percentage of construction completed;

                          (ii)         that each Expansion Cap Ex is in compliance with the applicable governing construction documentation, ie., plans, specifications, construction budgets and approved change orders, etc.; and

                                        c.          a review of budgetary aspects, including construction cost and project completion analysis.

                           "First Amendment" shall mean the First Amendment to Amended and Restated Credit Agreement dated as of July 30, 2001.

                           "First Amendment Effective Date" shall mean August 1, 2001, subject to the occurrence of each of the Conditions Precedent set forth in Paragraph 10 of the First Amendment.

                           "First Anniversary Date" shall mean the first annual anniversary of the First Amendment Effective Date"

                           "First Commitment Increase" shall have the meaning ascribed to such term in Recital Paragraph E(i) of the First Amendment.

                           "Greenshoe Increase" shall have the meaning ascribed to such term in Recital Paragraph E(ii).

                           "Increasing Lender(s)" shall have the meaning ascribed to such term in Recital Paragraph F of the First Amendment.

                           "Investment" shall mean, when used in connection with any Person: (i) any investment by or of that Person, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests of such Person, (ii) any Acquisition, and (iii) any other item that is or would be classified as an investment on a balance sheet of such Person prepared in accordance with GAAP.  The amount of any Investment shall be the amount actually invested without adjustment for subsequent increases or decreases in the value of such Investment.

                           "Lenders' Consultant" shall mean the Affiliate or other representative of Agent Bank to be engaged by Agent Bank in connection with the Expansion Cap Ex Reviews.

                           "PIDI" shall have the meaning ascribed to such term in the Preamble of the First Amendment.

                           "Reduction Date(s)" shall mean the last day of the fiscal quarters ending on each of the following dates: March 31, 2003; June 30, 2003; September 30, 2003; December 31, 2003; March 31, 2004; June 30, 2004; September 30, 2004; December 31, 2004; March 31, 2005; and June 30, 2005.

                           "Revolving Credit Note" shall mean the Revolving Credit Note (Second Restated), a copy of which is marked "Exhibit A", affixed to the First Amendment and by this reference incorporated herein and made a part hereof, executed by Borrowers on or before the First Amendment Effective Date, payable to the order of Agent Bank on behalf of the Lenders, evidencing the Credit Facility, as the same may be amended, modified, supplemented, replaced, renewed or restated from time to time, which restated Exhibit A shall fully restate and supersede Exhibit A attached to the Existing Credit Agreement.

                           "Schedule of Lenders' Proportions in Credit Facility" shall mean the Schedule of Lenders' Proportions in Credit Facility, a copy of which is set forth as Schedule 2.01(a), affixed to the First Amendment and by this reference incorporated herein and made a part hereof, setting forth the respective Syndication Interest and maximum amount to be funded under the Credit Facility by each Lender with respect to the First Commitment Increase as of the First Amendment Effective Date and, subject to the occurrence of the Second Increase Effective Date, with respect to the Second Commitment Increase, in each case as the same may be amended or restated from time to time in connection with an Assignment and Assumption Agreement or Assumption and Consent Agreement, which revised Schedule 2.01(a) shall fully restate and supersede Schedule 2.01(a) attached to the Existing Credit Agreement and all previous amendments and restatements thereof.

                           "Scheduled Reduction" shall mean the amount by which the Aggregate Commitment shall be reduced on each Reduction Date with the intent that as of the Maturity Date the Aggregate Commitment shall have been reduced to an amount no greater than Sixty Million Dollars ($60,000,000.00).  The amount of each such Scheduled Reduction shall be determined by dividing by ten (10) the sum of: (i) the amount of the First Commitment Increase, plus (ii) the amount of the Second Commitment Increase, in the event the Second Increase Effective Date has occurred, plus (iii) the amount of the Greenshoe Increase, to the extent such increase to the Aggregate Commitment has become effective.

                           "Second Commitment Increase" shall have the meaning ascribed to such term in Recital Paragraph E(i) of the First Amendment.

                           "Second Increase Effective Date" shall mean the date upon which each of the conditions set forth in Paragraph 11 of the First Amendment shall have occurred.

                           2.          First Commitment Increase.  From and after the First Amendment Effective Date:

                                        a.          each Increasing Lender shall and does hereby assume and agree to perform all of the promises and covenants of a Lender as to its respective Pro Rata Share of the First Commitment Increase in the amounts and proportions set forth in Recital Paragraph F with respect to the First Commitment Increase; and

                                        b.          the respective aggregate Syndication Interests of the Lenders in the Credit Facility shall be as set forth on the Schedule of Lenders' Proportions in Credit Facility as of the First Amendment Effective Date, a copy of which is marked "Schedule 2.01(a)" affixed to the First Amendment and by this reference incorporated herein and made a part hereof, which shall restate the Schedule of Lenders' Proportions in Credit Facility attached as Schedule 2.01(a) to the Existing Credit Agreement, and all previous amendments and restatements thereof, for the purpose of showing the Aggregate Commitment, as increased by the First Commitment Increase, the adjustment of the respective Syndication Interests held by each of the Lenders and evidencing each Lender's applicable Syndication Interest in the Credit Facility on and after the First Amendment Effective Date.

                           3.          Second Commitment Increase.  Subject to the occurrence of the Second Increase Effective Date:

                                        a.          each Increasing Lender shall and does hereby assume and agree to perform all of the promises and covenants of a Lender as to its respective Pro Rata Share of the Second Commitment Increase in the amounts and proportions set forth in Recital Paragraph F with respect to the Second Commitment Increase; and

                                        b.          the respective aggregate Syndication Interests of the Lenders in the Credit Facility shall be as set forth on the Schedule of Lenders' Proportions in Credit Facility as of the Second Increase Effective Date, a copy of which is marked "Schedule 2.01(a)" affixed to the First Amendment and by this reference incorporated herein and made a part hereof, which shall restate the Schedule of Lenders' Proportions in Credit Facility attached as Schedule 2.01(a) to the Existing Credit Agreement, the Schedule of Lenders' Proportions in Credit Facility as of the First Amendment Effective Date, and all other amendments and restatements thereof, for the purpose of showing the Aggregate Commitment, as increased by the Second Commitment Increase, the adjustment of the respective Syndication Interests held by each of the Lenders and evidencing each Lender's applicable Syndication Interest in the Credit Facility on and after the Second Increase Effective Date.

                           4.          Provision for Greenshoe Increase to Aggregate Commitment.  As of the First Amendment Effective Date, Section 2.01(d) entitled "Greenshoe Increase of Aggregate Commitment" shall be and is hereby added to the Credit Agreement as follows:

             "d.        Greenshoe Increase of Aggregate Commitment.  Borrowers may, by written notice to the Agent Bank and the Lenders, increase the Aggregate Commitment by the amount of the Greenshoe Increase up to the maximum aggregate principal amount of Eighty-Five Million Dollars ($85,000,000.00); provided that (i) each of the conditions for the occurrence of the Second Increase Effective Date shall have occurred and the Aggregate Commitment shall have been increased to Seventy-Five Million Dollars ($75,000,000.00), (ii) the First Anniversary Date shall not have occurred, (iii) the obligation to fund the Greenshoe Increase to the Aggregate Commitment is assumed by a Lender or Lenders then party to this Credit Agreement or by a Person or Persons that are Eligible Assignees, in each case acceptable to Borrowers and, in the latter case, reasonably acceptable to the Agent Bank, and in each instance evidenced in writing by execution of an Assumption and Consent Agreement in the form of Exhibit R attached hereto, executed by such assuming Lender or Eligible Assignee, Agent Bank and Borrowers, provided that no Lender shall have any obligation to increase its Syndication Interest as then in effect, (iv) such Person concurrently purchases a Pro Rata Share of the Funded Outstandings from the Lenders party to the Credit Agreement (and each Lender hereby agrees to sell such a share at par value to such Person) that is equivalent to the increased new Pro Rata Share of such Person after giving effect to the Greenshoe Increase to the Aggregate Commitment, (v) Borrowers pay Agent Bank for the account of the applicable Lenders any Breakage Charges due under Section 2.07(c), (vi) Borrowers pay Agent Bank and each of the Lenders or other Eligible Assignees which have committed to fund the Greenshoe Increase such fees as may be required by them in connection with the Greenshoe Increase, (vii) the Greenshoe Increase shall not increase the aggregate of the amount of the Aggregate Commitment and the amount of the Funded Outstandings held by any other Lender absent the express written consent of that Lender, (viii) Borrowers, at Borrowers' expense, shall cause the Title Insurance Policy to be endorsed with an 108.8 or other appropriate endorsement for the purpose of increasing the policy insured amount by the amount of the Greenshoe Increase to the Aggregate Commitment, (ix) Borrowers execute such amendments to the Security Documentation as may be required by Agent Bank with respect to such increase, and (x) Borrowers shall reimburse Agent Bank for the costs and expenses, including attorneys fees, incurred by Agent Bank in connection with such increase.  Giving effect to the Greenshoe Increase to the Aggregate Commitment and purchase of a Pro Rata Share of the Funded Outstandings, adjustments shall be made to the Pro Rata Shares of the Lenders and the Pro Rata Shares of Funded Outstandings such that the Pro Rata Shares of each Lender shall be identical to its Pro Rata Share of the Funded Outstandings.  The Agent Bank shall promptly thereafter prepare and circulate to Borrowers and the Banks a revised Schedule of Lenders' Proportions in Credit Facility reflecting the amount of the Greenshoe Increase to the Aggregate Commitment and the revised Pro Rata Shares of the Lenders in the Credit Facility, and such revised Schedule of Lenders' Proportions in Credit Facility shall supersede and replace the then existing Schedule of Lenders' Proportions in Credit Facility."

                           5.          Restatement of Financial and Other Reporting Requirements.  As of the First Amendment Effective Date, Section 5.08 of the Existing Credit Agreement entitled "Financial Statements; Reports; Certificates and Books and Records" shall be and is hereby fully amended and restated in its entirety as follows:

             "Section 5.08.  Financial Statements; Reports; Certificates and Books and Records.  Until Credit Facility Termination, Borrowers shall, unless the Agent Bank (with the written approval of the Requisite Lenders) otherwise consents, at Borrowers' sole expense, deliver to the Agent Bank and each of the Lenders a full and complete copy of each of the following and shall comply with each of the following financial requirements:

                          a.          Monthly and Quarterly Financial Reporting.

                                        (i)          As soon as practicable, and in any event within twenty (20) days after the end of each calendar month (including the last calendar month of each Fiscal Year), the consolidated and consolidating balance sheet, income statement, statement of cash flows, statement of retained earnings and operating statement for the calendar month under review and reflecting year-to-date performance of the Borrower Consolidation and a comparison of the financial performance of the Borrower Consolidation to the prior Fiscal Year's operations and projected results from operations at the Hotel/Casino Facilities (in each case reconciled with year end audited statements and compared to budget and prior year period) of the Borrower Consolidation all in reasonable detail.  Such financial statements shall be certified by an Authorized Officer of the Borrower Consolidation as fairly presenting the financial condition, results of operations and cash flows of the Borrower Consolidation in accordance with GAAP (other than footnote disclosures) as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

                                        (ii)         As soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter (including the fourth Fiscal Quarter in any Fiscal Year), the consolidated and consolidating balance sheet, income statement, statement of cash flows, statement of retained earnings and operating statement for the Fiscal Quarter under review and reflecting year-to-date performance of the Borrower Consolidation and a comparison of the financial performance of the Borrower Consolidation to the prior Fiscal Year's operations and projected results from operations at the Hotel/Casino Facilities (in each case reconciled with year end audited statements and compared to budget and prior year period) of the Borrower Consolidation all in reasonable detail.  Such financial statements shall be certified by an Authorized Officer of the Borrower Consolidation as fairly presenting the financial condition, results of operations and cash flows of the Borrower Consolidation in accordance with GAAP (other than footnote disclosures) as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

                          b.          Pricing Certificate.  As soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter (including the fourth (4th) Fiscal Quarter in any Fiscal Year), a pricing certificate in the form marked "Exhibit E", affixed to the Credit Agreement and by this reference incorporated herein and made a part hereof (the "Pricing Certificate") setting forth a preliminary calculation of the Leverage Ratio as of the last day of such Fiscal Quarter, and providing reasonable detail as to the calculation thereof, which calculations shall be based on the preliminary unaudited financial statements of the Borrower Consolidation for such Fiscal Quarter, and as soon as practicable thereafter, in the event of any material variance in the actual calculation of the Leverage Ratio from such preliminary calculation, a revised Pricing Certificate setting forth the actual calculation thereof; provided, however, that in the event that Borrowers do not deliver a Pricing Certificate when due, then until (but only until) such Pricing Certificate is delivered as provided herein, the Leverage Ratio shall be deemed, for the purpose of determining the Applicable Margin, to be greater than 2.5 to 1.0 and the Applicable Margin determined with respect thereto.

                          c.          Annual Financial Reporting.  As soon as practicable, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheet, income statement, statement of retained earnings and cash flows (reconciled with year end audited statements) of the Borrower Consolidation as at the end of such Fiscal Year, all in reasonable detail.  Such financial statements shall be prepared in accordance with GAAP and shall be accompanied by a report of independent public accountants of recognized standing selected by Borrowers and reasonably satisfactory to the Agent Bank (it being understood that Ernst & Young, LLP or any "Big 5" accounting firm shall be automatically deemed satisfactory to the Agent Bank), which report shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception determined by the Requisite Lenders in their good faith business judgment to be adverse to the interests of the Banks.  Such accountants' report shall be accompanied by a certificate stating that, in making the examination pursuant to generally accepted auditing standards necessary for the certification of such financial statements and such report, such accountants have obtained no knowledge of any Default or, if, in the opinion of such accountants, any such Default shall exist, stating the nature and status of such Default, and stating that such accountants have reviewed the Financial Covenants as at the end of such Fiscal Year (which shall accompany such certificate) under Sections 6.01 through 6.07, have read such Sections (including the definitions of all defined terms used therein) and that nothing has come to the attention of such accountants in the course of such examination that would cause them to believe that the same were not calculated by the Borrower Consolidation in the manner prescribed by this Credit Agreement.  Such financial statements shall be certified by an Authorized Officer of the Borrower Consolidation in the same manner as required with respect to financial statements delivered pursuant to Section 5.08(a);

                          d.          Budgets and Projections.

                                        (i)          As soon as practicable, and in any event no later than fifteen (15) days prior to the commencement of each Fiscal Year, a budget (including a Capital Expenditure budget) and projection by Fiscal Quarter for that Fiscal Year and by Fiscal Year for the next four (4) succeeding Fiscal Years, including for the first such Fiscal Year, projected consolidated and consolidating balance sheets, statements of operations and statements of cash flow and, for the second (2nd) and third (3rd) such Fiscal Years, projected consolidated and consolidating condensed balance sheets and statements of operations and cash flows, of the Borrower Consolidation, all in reasonable detail;

                                        (ii)         As soon as practicable, and in any event no later than twenty (20) days following the end of each calendar month, Borrowers shall deliver to Agent Bank and each of the Lenders an updated Cap Ex Variance Analysis prepared as of the end of each calendar month setting forth all changes, if any, to the line items shown thereon, together with a description of any changes to the scope or total costs of each Expansion Cap Ex Project, including, without limitation, a certification by an Authorized Officer of each of the following items:

                                        (aa)       The total costs of construction of each Expansion Cap Ex Project;

                                        (bb)      The aggregate amount of costs expended relating to each Expansion Cap Ex Project; and

                                        (cc)       Report on status of percentage of completion and budget to actual expenditure comparison of each Expansion Cap Ex Project in a form reasonably acceptable to Agent Bank.

                                        (iii)        At or about the sixth (6th) month anniversary of the First Amendment Effective Date, Borrowers shall deliver to Agent Bank an updated Cap Ex Variance Analysis and the Lenders' Consultant shall make an additional Expansion Cap Ex Review.

                          e.          Compliance Certificate.  Concurrently with the financial statements and reports required pursuant to Sections 5.08(a)(ii) and 5.08(c), Compliance Certificate signed by an Authorized Officer;

                          f.           SEC Reporting.  Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication that shall have been sent to the stockholders of MTRI, and copies of all annual, regular, periodic and special reports (including, without limitation, each 10Q and 10K report) and registration statements which MTRI shall have filed or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to the Banks pursuant to other provisions of this Section 5.08.

                          g.          Books and Records.  Until Credit Facility Termination, Borrowers, and each of them, shall keep and maintain complete and accurate books and records in accordance with GAAP, consistently applied.  Subject to compliance with all applicable Gaming Laws and the Securities and Exchange Act of 1934, as amended, Borrowers, and each of them, shall permit Banks and any authorized representatives of Banks to have reasonable access to and to inspect, examine and make copies of the books and records, any and all accounts, data and other documents of Borrowers at all reasonable times upon the giving of reasonable notice of such intent.  In addition:  (i) in the event of the occurrence of any Default or Event of Default, or (ii) in the event any Material Adverse Change occurs, Borrowers shall promptly, and in any event within three (3) days after actual knowledge thereof, notify Agent Bank in writing of such occurrence; and

                          h.          Other Information.  Until Credit Facility Termination, Borrowers, and each of them, shall furnish to Agent Bank, with sufficient copies for distribution to each of the Banks, any financial information or other information bearing on the financial status of the Borrowers, or any of them, which is reasonably requested by Agent Bank or Requisite Lenders."

                           6.          Restatement of Capital Expenditures Requirements Covenant.  As of the First Amendment Effective Date, Section 6.06 of the Existing Credit Agreement entitled "Capital Expenditures Requirements" shall be and is hereby fully amended and restated in its entirety as follows:

                                        "Section 6.06.  Capital Expenditure Requirements.

                          a.          During each Fiscal Year, commencing with the Fiscal Year commencing January 1, 2001, Borrowers shall make or cause to be made, Maintenance Capital Expenditures to the Hotel/Casino Facilities in a minimum aggregate amount equal to or greater than one percent (1%) of net revenues during each of the Fiscal Years ending December 31, 2001 and December 31, 2002, and during each Fiscal Year thereafter occurring equal to or greater than two percent (2%) of net revenues ("Minimum Maintenance Cap Ex Requirement") in each case determined with reference to the net revenues derived from the Hotel/Casino Facilities by the Borrower Consolidation during the immediately preceding Fiscal Year, but in no event shall Maintenance Capital Expenditures made during any Fiscal Year be greater than a maximum aggregate amount equal to six percent (6%) of net revenues ("Maximum Maintenance Cap Ex Limit") derived from the Hotel/Casino Facilities by the Borrower Consolidation during the immediately preceding Fiscal Year.

                          b.          In no event shall the Borrower Consolidation make Expansion Capital Expenditures greater than the cumulative maximum aggregate amount of One Hundred Five Million Dollars ($105,000,000.00) during the period commencing on the Closing Date and ending as of Credit Facility Termination."

                           7.          Restatement of Investments Restrictions Covenant.  As of the First Amendment Effective Date, Section 6.08 of the Existing Credit Agreement entitled "Investments Restrictions" shall be and is hereby fully amended and restated in its entirety as follows:

             "Section 6.08.  Investment Restrictions.  Other than Investments permitted hereinbelow or approved in writing by Requisite Lenders, the Borrower Consolidation shall not make any Investments (whether by way of loan, stock purchase, capital contribution, or otherwise) other than the following:

                          a.          Cash, Cash Equivalents and direct obligations of the United States Government;

                          b.          Prime commercial paper (AA rated or better);

                          c.          Certificates of Deposit or Repurchase Agreement issued by a commercial bank having capital surplus in excess of One Hundred Million Dollars ($100,000,000.00);

                          d.          Money market or other funds of nationally recognized institutions investing solely in obligations described in (a), (b) and (c) above;

                          e.          Insider Cash Loans not exceeding One Million Five Hundred Thousand Dollars ($1,500,000.00) in the aggregate during any Fiscal Year, provided that each of such Insider Cash Loans shall bear interest at a rate no less than the Prime Rate plus one percent (1.0%) per annum and shall in each instance be fully due and payable on or before two (2) years from the date such Insider Cash Loan is advanced by any member of the Borrower Consolidation;

                          f.           Insider Non-Cash Loans;

                          g.          Advances under the terms of the SABAL Loan;

                          h.          Capital Expenditures to the extent permitted under Section 6.06;

                          i.           Other than during each Expanded Share Repurchase Period as described below, Share Repurchases shall be limited to the maximum cumulative aggregate amount of Three Million Dollars ($3,000,000.00) during the period commencing on December 20, 1999 and ending at Credit Facility Termination.  Provided, however, that in the event the Borrower Consolidation achieves EBITDA of Fifty Million Dollars ($50,000,000.00), or more, during any fiscal period consisting of four (4) consecutive Fiscal Quarters, the limitation for Share Repurchases shall be increased to the maximum cumulative aggregate amount of Ten Million Dollars ($10,000,000.00) during the Fiscal Quarter immediately following such four (4) consecutive Fiscal Quarter period (the "Expanded Share Repurchase Period").  Share Repurchases made during any Expanded Share Repurchase Period which result in the cumulative aggregate amount of Share Repurchases to exceed Three Million Dollars ($3,000,000.00) shall be deemed made in compliance with the provisions contained in this Section 6.08(i) notwithstanding that four (4) Fiscal Quarter EBITDA realized by the Borrower Consolidation may be less than Fifty Million Dollars ($50,000,000.00) determined as of the end of the Fiscal Quarter constituting the Expanded Share Repurchase Period or as of any subsequent Fiscal Quarter end; and

                          j.           New Venture Investments no greater than the cumulative maximum aggregate amount of Fifteen Million Dollars ($15,000,000.00) through Credit Facility Termination, so long as:

                          (i)          in each instance the New Venture or interest in the New Venture acquired by such New Venture Investment be concurrently pledged as additional Collateral securing the Bank Facilities; and

                          (ii)         no Default or Event of Default shall have occurred and remains continuing.

                           8.          Consent to Creation of PIDI as an Additional Subsidiary.  Banks do hereby consent to the organization and creation of PIDI as a wholly owned subsidiary of MTRI and member of the Borrower Consolidation.

                           9.          Assumption by PIDI.  PIDI joins in the execution of this First Amendment for the purpose of evidencing its agreement to and effective as of the date hereof, does hereby, jointly and severally with the other members of the Borrower Consolidation, assume all duties, obligations and liabilities of Borrowers under the Credit Agreement, the Note and each of the other Loan Documents as a Borrower and member of the Borrower Consolidation and agrees to jointly and severally perform all of the promises, covenants and other obligations of Borrowers thereunder arising or performable from and after the date hereof.

                           10.        Conditions Precedent to First Amendment Effective Date.  The occurrence of the First Amendment Effective Date is subject to Agent Bank having received the following documents and payments, in each case in a form and substance reasonably satisfactory to Agent Bank, and the occurrence of each other condition precedent set forth below on or before August 3, 2001:

                                        a.          due execution by Borrowers and Banks of six (6) duplicate originals of this First Amendment;

                                        b.          due execution by Borrowers of the original Revolving Credit Note (Second Restated);

                                        c.          an original Certificate of Corporate Resolution for each of the Borrowers authorizing each respective Borrower to enter into all documents and agreements to be executed by it pursuant to this First Amendment and further authorizing and empowering the officer or officers who will execute such documents and agreements with the authority and power to execute such documents and agreements on behalf of each respective corporation;

                                        d.          Borrowers shall have executed and delivered to Agent Bank any further amendments to the Security Documentation reasonably requested by Agent Bank for the purpose of securing repayment of the Commitment Increases and the Bank Facilities and shall pay the costs of the 110.5 endorsement or other applicable endorsement to the Title Insurance Policies evidencing its continued application to the Bank Facilities, as increased by the Commitment Increases, and to the Security Documentation;

                                        e.          each Lender realizing a decrease in its respective Syndication Interest has received such amount as is necessary to adjust such Lender's Pro Rata Share of the Funded Outstandings as of the First Amendment Effective Date equal to such Lender's Syndication Interest as set forth on the Schedule of Lenders' Proportions in Credit Facility dated as of the First Amendment Effective Date, attached hereto;

                                        f.           each Increasing Lender realizing an increase in its respective Syndication Interest has delivered to Agent Bank an amount representing its Pro Rata Share of the Funded Outstandings as of the First Amendment Effective Date, less such Increasing Lender's Pro Rata Share of the Funded Outstandings immediately prior to the First Amendment Effective Date, for distribution to the Lenders in such amounts as are necessary to adjust each such Lenders' Pro Rata Share of the Funded Outstandings as of the First Amendment Effective Date to a percentage equal to the Syndication Interests set forth on the Schedule of Lenders' Proportions in Credit Facility dated as of the First Amendment Effective Date, attached hereto.  Interest accrued but remaining unpaid on the outstanding principal balance under the Credit Facility shall be prorated to the First Amendment Effective Date and disbursed by Agent Bank to Lenders from the next payment of accrued interest under the Revolving Credit Note in accordance with their respective Pro Rata Shares;

                                        g.          payment to Agent Bank for the account of the Lenders of a non-refundable fee (the "Commitment Increase Fee") in the following amounts:

                           (i)          a non-refundable fee to the Lenders in the amount of one-quarter of one percent (0.25%) based on their respective proportionate shares of the Aggregate Commitment under the Existing Credit Agreement in the amount of (aa) Seventy-Five Thousand Dollars ($75,000.00) to Wells Fargo Bank, National Association, and (bb) Twenty-Five Thousand Dollars ($25,000.00) to each of PNC Bank, N.A., Bank of Scotland and National City Bank of Pennsylvania; and

                           (ii)         a non-refundable, except as provided immediately hereinbelow, fee to the Increasing Lenders in the amount of one-half of one percent (0.50%) based on their respective proportionate shares of the Commitment Increases in the amount of Twenty-Five Thousand Dollars ($25,000.00) to each of the Increasing Lenders; provided, however, that in the event Lenders' Consultant does not complete the Expansion Cap Ex Review to the reasonable satisfaction of each of the Lenders, as required under Paragraph 11(a) of the First Amendment, each Increasing Lender severally agrees to reimburse Borrowers the amount of Twelve Thousand Five Hundred Dollars ($12,500.00), on or before the tenth (10th) Banking Business Day following Borrowers' written demand for the reimbursement thereof made to each such Increasing Lender.  The commitment of each Increasing Lender to fund the Second Commitment Increase shall be automatically and irrevocably terminated upon the reimbursement by such Increasing Lender at the demand of Borrowers of the amount of Twelve Thousand Dive Hundred Dollars ($12,500.00) as set forth above.

                           h.          Organizational and corporate documentation of PIDI, consisting of:

                          (i)          a Certificate of Good Standing for PIDI issued by the Department of State of the Commonwealth of Pennsylvania and dated within thirty (30) calendar days of the First Amendment Effective Date;

                          (ii)         a copy of the articles of incorporation and by-laws of PIDI certified as of the First Amendment Effective Date to be true, correct and complete by a duly Authorized Officer of the Borrowers; and

                          (iii)        a revised Authorized Representatives Certificate providing for the joinder of PIDI.

                                        i.           Borrowers shall have caused their attorneys to deliver a legal opinion in substantially the form of the Legal Opinion attached as Exhibit I to the Existing Credit Agreement with respect to the First Amendment and the amendments to the Security Documentation and in all other respects reasonably satisfactory to Agent Bank;

                                        j.           Borrowers pay Agent Bank for the account of the applicable Lenders any Breakage Charges due under Section 2.07(c);

                                        k.          reimbursement to Agent Bank by Borrower for all reasonable fees and out-of-pocket expenses incurred by Agent Bank in connection with the Commitment Increases and First Amendment, but not limited to, reasonable attorneys' fees of Henderson & Morgan, LLC, Lenders' Consultant fees and all other like expenses remaining unpaid as of the First Amendment Effective Date; and

                                        l.           such other documents, instruments or conditions as may be reasonably required by Agent Bank.

                           11.        Conditions Precedent to Second Increase Effective Date.  The occurrence of the Second Increase Effective Date is subject to Agent Bank having received the following documents and payments, in each case in a form and substance reasonably satisfactory to Agent Bank, and the occurrence of each other condition precedent set forth below on or before the First Anniversary Date:

                                        a.          the Lenders' Consultant shall have completed the Expansion Cap Ex Review to the reasonable satisfaction of each of the Lenders; and

                                        b.          Agent Bank shall have received reimbursement for all fees and costs relating to the Expansion Cap Ex Review, as provided in Paragraph 12 hereinbelow, and all other fees and costs, including reasonable attorneys' fees, remaining unpaid as of the Second Increase Effective Date;

                                        c.          each Lender realizing a decrease in its respective Syndication Interest shall have received such amount as is necessary to adjust such Lender's Pro Rata Share of the Funded Outstandings as of the Second Increase Effective Date equal to such Lender's Syndication Interest as set forth on the Schedule of Lenders' Proportions in Credit Facility as of the Second Increase Effective Date;

                                        d.          each Increasing Lender realizing an increase in its respective Syndication Interest has delivered to Agent Bank an amount representing its Pro Rata Share of the Funded Outstandings as of the Second Increase Effective Date, less such Increasing Lender's Pro Rata Share of the Funded Outstandings immediately prior to the Second Increase Effective Date, for distribution to the Lenders in such amounts as are necessary to adjust each such Lenders' Pro Rata Share of the Funded Outstandings as of the Second Increase Effective Date to a percentage equal to the Syndication Interests set forth on the Schedule of Lenders' Proportions in Credit Facility as of the Second Increase Effective Date.  Interest accrued but remaining unpaid on the outstanding principal balance under the Credit Facility shall be prorated to the Second Increase Effective Date and disbursed by Agent Bank to Lenders from the next payment of accrued interest under the Revolving Credit Note in accordance with their respective Pro Rata Shares; and

                                        e.          Borrowers pay Agent Bank for the account of the applicable Lenders any Breakage Charges due under Section 2.07(c).

                           12.        Reimbursement for Expenses and Fees of Lenders' Consultant.  Borrowers shall reimburse Agent Bank promptly, but in any event on or before ten (10) Banking Business Days following receipt of a billing invoice setting forth the amount then due, for all of the reasonable fees and out-of-pocket expenses of Lenders' Consultant incurred in connection with each Expansion Cap Ex Review.

                           13.        SGRI Waivers and Consents.  MTRI and SGRI have disclosed to Banks that SGRI, for economic reasons, has at least temporarily and perhaps permanently closed the casino and certain ancillary hotel services at the SGRI Hotel/Casino Facilities.  Notwithstanding anything in the Credit Agreement to the contrary, the Banks hereby agree to the following waivers and consents (collectively, the "SGRI Waivers and Consents"):

                                        a.          consent to the temporary or permanent closure of all or a portion of the SGRI Hotel/Casino Facilities, and

                                        b.          waiver of any and all Defaults, Events of Default and other breaches of the Credit Agreement arising: (i) under Articles IV and V and Section 7.01(o) as a result of the failure by SGRI to maintain a Gaming Permit with respect to the SGRI Hotel/Casino Facilities; and (ii) under Articles IV and V and Section 7.01(p) as a result of the occurrence of any adverse action, dispute or litigation concerning a breach (or an alleged breach) by SGRI of its License Agreement with Ramada Franchise Systems, Inc.

                           14.        Representations of Borrowers.  Borrowers hereby represent to the Banks, which representations shall survive the First Amendment Effective Date and be deemed incorporated into Article IV of the Credit Agreement, that:

                                        a.          the representations and warranties contained in Article IV of the Existing Credit Agreement and contained in each of the other Loan Documents (other than representations and warranties which expressly speak only as of a different date, which shall be true and correct in all material respects as of such date) are true and correct on and as of the First Amendment Effective Date in all material respects as though such representations and warranties had been made on and as of the First Amendment Effective Date, except to the extent that such representations and warranties are not true and correct as a result of a change which is permitted by the SGRI Waivers and Consents, the Credit Agreement or by any other Loan Document or which has been otherwise consented to by Agent Bank or, where applicable, the Requisite Lenders;

                                        b.          since the date of the most recent financial statements referred to in Section 5.08 of the Existing Credit Agreement, no Material Adverse Change has occurred and no event or circumstance which could reasonably be expected to result in a Material Adverse Change has occurred;

                                        c.          after giving effect to the SGRI Waivers and Consents, no event has occurred and is continuing which constitutes a Default or Event of Default under the terms of the Credit Agreement; and

                                        d.          the execution, delivery and performance of this First Amendment, the Revolving Credit Note and each of the related documents has been duly authorized by all necessary action of Borrowers and this First Amendment, the Revolving Credit Note and each of the related documents constitute valid, binding and enforceable obligation of Borrowers.

                           15.        Incorporation by Reference.  This First Amendment shall be and is hereby incorporated in and forms a part of the Existing Credit Agreement.

                           16.        Governing Law.  This First Amendment to Credit Agreement shall be governed by the internal laws of the State of Nevada without reference to conflicts of laws principles.

                           17.        Counterparts.  This First Amendment may be executed in any number of separate counterparts with the same effect as if the signatures hereto and hereby were upon the same instrument.  All such counterparts shall together constitute one and the same document.

                           18.        Continuance of Terms and Provisions.  All of the terms and provisions of the Credit Agreement shall remain unchanged except as specifically modified herein.

                           19.        Replacement Schedules and Exhibits Attached.  The following additional and replacement Schedules and Exhibits are attached hereto and incorporated herein and made a part of the Credit Agreement as follows:

Schedule 2.01(a) -	Schedule of Lenders' Proportions in Credit Facility as of First Amendment Effective Date and as of Second Increase Effective Date

Exhibit A -	Revolving Credit Note (First Restated) - Form

Exhibit D -	Compliance Certificate - Form

Exhibit R -	Assumption and Consent Agreement - Form

Exhibit S -	Cap Ex Variance Analysis

                           IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Amended and Restated Credit Agreement to be executed as of the day and year first above written.

BORROWERS:

MTR GAMING GROUP, INC.,
a Delaware corporation

By /s/ Edson R. Arneault

Edson R. Arneault,
President

MOUNTAINEER PARK, INC.,
a West Virginia corporation

By /s/ Edson R. Arneault

Edson R. Arneault,
President

SPEAKEASY GAMING OF LAS VEGAS,
INC., a Nevada corporation

By /s/ Edson R. Arneault

Edson R. Arneault,
President

SPEAKEASY GAMING OF RENO,
INC., a Nevada corporation

By /s/ Edson R. Arneault

Edson R. Arneault,
President

PRESQUE ISLE DOWNS, INC.,
a Pennsylvania corporation

By /s/ Edson R. Arneault

Edson R. Arneault,
President

BANKS:

WELLS FARGO BANK,
National Association,
Agent Bank and Lender

By /s/ Virginia Christenson

Virginia Christenson,
Vice President

PNC BANK, National Association,
Documentation Agent and Lender

By /s/

Name

Title

BANK OF SCOTLAND,
Lender

By /s/

Name

Title

NATIONAL CITY BANK OF PENNSYLVANIA,
Lender

By /s/

Name

Title